Exhibit 10.16(b)
AMENDMENT 2008-1
TO THE
AMENDED AND RESTATED 2005 EMPLOYMENT AGREEMENT
     THIS AMENDMENT, dated as of January 2, 2008, between Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”) and Gerard S. Carlozzi (“Executive”).
RECITALS
     WHEREAS, the Company and Executive previously entered into the Amended and Restated 2005 Employment Agreement, dated as of December 19, 2005, (the “Employment Agreement”), that sets forth the terms and conditions of Executive’s employment with the Company, including, but not limited to, severance benefits that will be payable to Executive if he experiences a covered termination;
     WHEREAS, the Company and Executive desire to amend the Employment Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and the final regulations issued thereunder; and
     WHEREAS, Section 17(a) of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between the Company and Executive.
     NOW, THEREFORE, the Company and Executive hereby agree that, effective January 2, 2008, the Employment Agreement shall be amended as follows:
     1. Clause (2) of subsection 12(b) of the Employment Agreement is hereby amended in its entirety to read as follows:
“(2) pay to Executive, for the period ending on the earliest of (i) the first anniversary of the Termination Date, (ii) the date of Executive’s full-time employment by another employer, (iii) Executive’s death, or (iv) the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the quotient determined by dividing (x) the aggregate monthly premium cost for “COBRA” family health coverage under the Company’s group health plan, by (y) 0.55; and”
     2. A new clause (3) is hereby added to subsection 12(b) of the Employment Agreement to read in its entirety as follows:
“(3) pay to Executive, for the period ending on the earliest of (i) the first anniversary of the Termination Date, (ii) the date of Executive’s full-time employment by another employer, or (iii) Executive’s death, a monthly cash payment, payable on the first business day of each month that follows the

Termination Date, in an amount equal to the monthly premium cost that the Company would have paid on behalf of Executive to cover Executive under the Company’s life and disability insurance plans if Executive’s employment with the Company had not terminated.”
     3. Clause (2) of subsection 12(c) of the Employment Agreement is hereby amended in its entirety to read as follows:
“(2) pay to Executive, for the period ending on the earliest of (i) the fifth anniversary of the date of this Agreement, (ii) the Executive’s death, or (iii) the earlier of (A) during the COBRA continuation period, the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, or (B) following the expiration of the COBRA continuation period, the first month in which Executive does not provide the Company with evidence that he is receiving health insurance coverage from another insurance provider, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the quotient determined by dividing (x) the aggregate monthly premium cost for “COBRA” family health coverage under the Company’s group health plan, by (y) 0.55;”
     4. A new clause (3) is hereby added to subsection 12(c) of the Employment Agreement (and the existing clauses (3) and (4) are hereby renumbered as clauses (4) and (5) respectively) to read in its entirety as follows:
“(3) pay to Executive, for the period ending on the earliest of (i) the fifth anniversary of the date of this Agreement, or (ii) the Executive’s death, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the monthly premium cost that the Company would have paid on behalf of Executive to cover Executive under the Company’s life and disability insurance plans if Executive’s employment with the Company had not terminated;”
     5. The fourth sentence of clause (4) of subsection 12(c) of the Employment Agreement (after the renumbering in Item 4 above) is hereby amended in its entirety to read as follows:
“All Gross-Up Payments shall be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.”
     6. Clause (5) of subsection 12(c) of the Employment Agreement (after the renumbering in Item 4 above) is hereby amended in its entirety to read as follows:
“pay to Executive all reasonable legal fees and expenses incurred by Executive during his lifetime as a result of such termination of employment (including all fees and expenses, if any, incurred by Executive in contesting or disputing any such termination or in seeking to obtain to enforce any right or benefit provided to

Executive by this Agreement whether by arbitration or otherwise). The foregoing limitation shall not preclude Executive’s estate or heirs from recovering reasonable legal fees (and related expenses) in accordance with the provisions hereof in the event that Executive’s estate or heirs initiate or continue any dispute or controversy arising under or in connection with this Agreement after Executive’s death; provided, however, that such reasonable legal fees (and related expenses) are incurred within the six (6)-year period following the date of Executive’s death. The reimbursement shall be made within ninety (90) days following the resolution of such contest or dispute (whether or not appealed), but not later than the end of the calendar year following the year in which the contest or dispute is resolved, to the extent the Company receives reasonable written evidence of such fees and expenses.”
     7. Subsection 12(e) of the Employment Agreement is hereby amended in its entirety to read as follows:
“(e) Payment Delay. Notwithstanding any provision to the contrary herein, if at the time of Executive’s termination of employment the Company’s stock is publicly traded and Executive is a ‘specified employee’ (as such term is defined in section 409A(2)(B)(i) of the Code and its corresponding regulations), then all cash payments to Executive pursuant to this Section 12 that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall not be paid to Executive until as soon as administratively practicable following the expiration of the six month period following the date of Executive’s Termination Date, but not later than the first Company payroll date that occurs after the end of such six month period. Any postponed amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s Date of Termination, and any amounts payable to Executive after the expiration of such six (6) month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If Executive dies during such six-month period and prior to the payment of the postponed cash amounts hereunder, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death. If any of the cash payments payable pursuant to this Section 12 are deferred due to such requirements, there shall be added to such payments interest during the deferral period at a rate, per annum, equal to the applicable federal short-term deferral rate (compounded monthly) in effect under section 1274(d) of the Code on Executive’s Termination Date.”
     8. Section 15 of the Employment Agreement is hereby amended in its entirety to read as follows:
“15. Death of Executive. If Executive dies during the term of this Agreement, the Company shall pay Executive’s spouse a death benefit equal to one (1) times Executive’s annual Base Salary at the time of his death, which shall be paid to Executive’s spouse in a lump sum cash payment within thirty (30) days following the date of Executive’s death. In addition, the Company shall pay to Executive’s spouse and eligible dependents for the period ending on the earlier of (i) the first anniversary of Executive’s death, or (ii) the first month in which Executive’s spouse and/or eligible dependents do not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment that is equal to the quotient determined by dividing (x) the aggregate monthly premium cost for “COBRA” family health coverage under the Company’s group health plan, by (y) 0.55. The first monthly cash payment provided for in the immediately preceding sentence shall be paid within thirty (30) days following the date of Executive’s death and each monthly payment thereafter shall be paid on the first business day of each month, commencing with the second month that follows Executive’s date of death. Any amounts due Executive under this Agreement (not including any Base Salary not yet earned by Executive) unpaid as of the date of Executive’s death shall be paid in a single sum on the first business day of the second month following Executive’s death to Executive’s surviving spouse, or if none, to the duly appointed personal representative of his estate.”
     9. Subsection 17(b) of the Employment Agreement is hereby amended in its entirety to read as follows:
“(b) Section 409A.
     (1) This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a ‘separation from service’ under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.
     (2) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. If expenses are incurred in connection with litigation, any reimbursements under the Agreement shall be paid not later than the end of the calendar year following the year in which the litigation is resolved.”

     10. In all respects not modified by this Amendment 2008-1, the Employment Agreement is hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Company and Executive agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
By:	/s/ Stuart M. Essig
	Name:	Stuart M. Essig
	Title:	President and Chief Executive Officer

EXECUTIVE
/s/ Gerard S. Carlozzi
Gerard S. Carlozzi